Exhibit 10.1

Execution version

JPY2,000,000,000
FACILITY AGREEMENT
dated 24 March 2016
for
CALGON CARBON JAPAN KK

with
BANK OF AMERICA, N.A., TOKYO BRANCH
acting as Original Lender

Exhibit 10.1
CONTENTS
CLAUSE	PAGE
 SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1

SECTION 2
THE FACILITY
2.	The Facility	12
3.	Purpose	12
4.	Conditions of Utilisation	12

SECTION 3
UTILISATION
5.	Utilisation	14

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment	15
7.	Prepayment and cancellation	16

SECTION 5
COSTS OF UTILISATION
8.	Interest	18
9.	Interest Periods	19
10.	Changes to the calculation of interest	19
11.	Fees	20

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross up and indemnities	21
13.	Increased costs	23
14.	Other indemnities	24
15.	Mitigation by the Lender	25
16.	Costs and expenses	26

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	Representations	27
18.	Information undertakings	31
19.	General undertakings	32
20.	Events of Default	33

SECTION 8
CHANGES TO PARTIES
21.	Changes to the Lender	37
22.	Changes to the BORROWER	38

SECTION 9
THE LENDER
23.	Conduct of business by the Lender	39
24.	Lender's management time	39

Exhibit 10.1
SECTION 10
ADMINISTRATION
25.	Payment mechanics	40
26.	Set-off	41
27.	Notices	42
28.	Calculations and certificates	43
29.	Partial invalidity	43
30.	Remedies and waivers	43
31.	Amendments and waivers	43
32.	Confidentiality	43
33.	Counterparts	46

SECTION 11
GOVERNING LAW AND ENFORCEMENT
34	Governing law	47
35.	Enforcement	47
THE SCHEDULES

Exhibit 10.1
THIS AGREEMENT is dated 24 March 2016 and made between:
(1)	CALGON CARBON JAPAN KK, a company incorporated in Japan with registered address at Central Building 8F, 1-5 Kyobashi 1-chome, Chuo-ku, Tokyo, Japan (the "Borrower"); and
(2)	BANK OF AMERICA, N.A., TOKYO BRANCH as lender (the "Original Lender").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Anti-Social Conduct” means any of the following:
(a)	a demand and conduct with force and arms;
(b)	an unjustifiable demand and conduct having no legal cause;
(c)	threatening or committing violent behaviour relating to its business transactions;
(d)	an action to defame the reputation or interfere with the business of any Finance Party by spreading rumour, using fraudulent means or resorting to force; or
(e)	other actions similar to any of the foregoing.

“Anti-Social Group” means any of the following:
(a)	an organised crime group;
(b)	a member of an organised crime group;
(c)	a sub-member of an organised crime group;
(d)	a person who used to be a member of an organised crime group but has only ceased to be a member of an organised crime group for a period of less than five years;
(e)	a related or associated company of an organised crime group;
(f)	a corporate racketeer, blackmailer advocating social cause or a special intelligence organised crime group; or
(g)	a member of any other criminal force similar to any of the foregoing.

Exhibit 10.1
“Anti-Social Relationship” means a relationship in which:
(a)	it is regarded that an Anti-Social Group controls the management of a member of the Group;
(b)	it is regarded that an Anti-Social Group engages in the management of a member of the Group;
(c)
it is regarded that a member of the Group unjustly uses an Anti-Social Group, for example, for the purpose of promoting the Group Member’s own or a third party’s unjust interest or inflicting damage on a third party;

(d)	it is regarded that a member of the Group is involved in providing funds or facilities for an Anti-Social Group; or
(e)	is socially accusable that a director or any other person engaging in the management of the a member of the Group has a relationship with an Anti-Social Group.

"Applicable Commitment Fee Rate" means the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid set out in Schedule 5 (Variable pricing based on Leverage Ratio) below the heading “Commitment Fees”.

"Authorisation" means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and
(b)
in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date which is one month prior to the Termination Date.
"Available Commitment" means the Lender's Commitment minus:
(a)	the amount of any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Exhibit 10.1
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.
"Break Costs" means the amount (if any) by which:
(a)
the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Tokyo interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Tokyo.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means:
(a) in respect of the Original Lender, JPY2,000,000,000; and
(b) in relation to any other Lender, the amount transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

"Compliance Certificate" has the meaning given to such term in the Existing Parent Credit Agreement.

"Confidential Information" means all information relating to the Borrower, the Guarantor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 32 (Confidentiality); or
(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(c)
is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Exhibit 10.1
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Lender.
"Default" means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Designated Person" means a person or entity:
(a)	listed in the annex to, or otherwise targeted by the provisions of, the Executive Order;
(b)
named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	to the best of the Borrower's knowledge, with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Economic Sanctions Laws” means the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC and any similar law enacted in the United States after the date of this Agreement.

Exhibit 10.1
"Environment" means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);
(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including land under water).

"Environmental Claim" means any litigation, arbitration or administrative proceedings of or before any court, arbitral body or regulatory authority relating to Environmental Law or the environmental, health or safety related obligations of any agreement, laws and regulations of any jurisdiction.
"Environmental Law" means all laws and regulations of any relevant jurisdiction concerning or applicable with regard to: (a) the pollution or protection of, or compensation of damage or harm to, the Environment; (b) occupational or public health and safety; (c) emissions, discharges or releases into, or the presence in, the Environment or of the use, treatment, storage, disposal, transportation or handling of Hazardous Substances (including without limitation taxation or any obligation to purchase credits or allowances or to provide financial security with regard to any such activities); or (d) product stewardship.
"Environmental Licence" means any Authorisation, notification, assessment, certificate, allowance or credit required at any time under Environmental Law.
"Event of Default" means any event or circumstance specified as such in Clause 20 (Events of Default).
"Executive Order" means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.
“Existing BTMU Credit Agreements” means the Borrower’s term loan facilities with The Bank of Tokyo-Mitsubishi UFJ, Ltd. dated 31 March 2010 and 10 May 2013.
"Existing Parent Credit Agreement" means the US Dollar credit facility dated 6 November 2013 between, amongst others, the Guarantor as borrower and the lenders named therein.
"External Indebtedness" means any Financial Indebtedness which is denominated or payable by its terms, or at the option of the creditor in respect of such Financial Indebtedness, in a currency other than Japanese Yen.
"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by the Lender to the Borrower in writing as the office or offices through which it will perform its obligations under this Agreement.
"Fallback Screen Rate" means, in relation to TIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which is the higher of:

Exhibit 10.1
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"Finance Document" means this Agreement, the Guarantee Agreement and any other document designated as such by the Lender and the Borrower.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;
(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

Exhibit 10.1
"GAAP" means generally accepted accounting principles, standards and practices in Japan.
"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).
“Guarantor" means Calgon Carbon Corporation, a company incorporated in Delaware with tax identification number 25-0530110.
“Guarantee Agreement” means the guarantee agreement dated on or about the date of this Agreement between the Lender and the Guarantor.
"Group" means the Guarantor and its Subsidiaries for the time being.
"Hazardous Substance" means any waste, pollutant, emission, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Japanese Usury Laws" means the Interest Rate Limitation Law (risoku seigen ho) (Act No. 100 of 1954, as amended), the Act Regulating the Receipt of Contributions, Receipt of Deposits and Interest Rates (shusshi no ukeire azukarikin oyobi kinrito no torishimari ni kansuru horitsu - the "Law of RAIDIR") (Act No.195 of 1954, as amended) and the Money Lending Business Law (kashikin gyoho) (Act No. 32 of 1983, as amended) (if applicable).
"Lender" means:
(a) any Original Lender; and
(b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Lender), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"Leverage Ratio" has the meaning given to such term in the Existing Parent Credit Agreement.
"LMA" means the Loan Market Association.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Exhibit 10.1
"Margin" shall mean the percentage per annum asset out based on the Leverage Ratio then in effect according to the pricing grid set out in Schedule 5 (Variable pricing based on Leverage Ratio) below the heading “Margin”.
"Material Adverse Effect" means a material adverse effect on or material adverse change in:
(a)	the financial condition, assets, prospects or business of the Borrower or the consolidated financial condition, assets, prospects or business of the Group taken as a whole;
(b)	the ability of the Borrower to perform and comply with its obligations under any Finance Document; or
(c)	the validity, legality or enforceability of any Finance Document.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)
if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.
“Obligor” means the Borrower or the Guarantor.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

"Original Financial Statements" means the financial statements of the Parent on a Consolidated Basis furnished to the Administrative Agent and to the Lenders under, and as such terms are defined in, the Existing Parent Credit Agreement, pursuant to, and in accordance with the terms of, section 8.3.1 (Quarterly Financial Statements) and section 8.3.2 (Annual Financial Statements) of the Existing Parent Credit Agreement.

"Party" means a party to this Agreement.
"Person" has the meaning given to it in Clause 17.22 (US Anti-Terrorism Laws).

“Quotation Day” means:
(a)
in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Tokyo interbank market in which case the Quotation Day will be determined by the Original Lender in accordance with market practice in the Tokyo interbank market (and if quotations would normally be given by leading banks in the Tokyo interbank market on more than one day, the Quotation Day will be the last of those days); and

(b)
in relation to any Interest Period the duration of which is selected by the Original Lender pursuant to Clause 8.3 (Default Interest) such date as may be determined by the Original Lender (acting reasonably).

Exhibit 10.1
"Repeating Representations" means each of the representations set out in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.6 (Governing law and enforcement), paragraph (a) of 17.9 (No default), 17.11 (Financial statements), 17.12 (Pari passu ranking), 17.13 (No proceedings pending or threatened), 17.14 (Title) ,17.16 (Environmental releases), 17.17 (Solvency) to 17.20 (No Immunity), 18.23 (US Anti-Terrorism Laws) and 18.24 (US Governmental Regulation).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Rollover Loan” means one or more Loans:
(a)	made or to be made on the same day that a maturing Loan is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)	in the same currency as the maturing Loan; and
(d)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan.
"Sanctions" has the meaning given to it in Clause 17.22 (US Anti-Terrorism Laws).
“Screen Rate” means, in relation to TIBOR, the percentage rate per annum determined by the JBA TIBOR Administration for the relevant period displayed on Reuters screen page 17097.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).
"Specified Time" means a time determined in accordance with Schedule 4 (Timetables).
"Subsidiary" means in relation to any person at any time, any other person which is then either controlled, or more than 50% of whose issued ordinary or common equity share capital is then beneficially owned, directly or indirectly, by that person.
“Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Termination Date" means the date which is three years after the date of this Agreement.
"TIBOR" means, in relation to any Loan:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Fallback Screen Rate for that Loan; or
(c)
(if no Screen Rate is available for Japanese Yen or for the Interest Period of that Loan and it is not possible to calculate a Fallback Screen Rate for that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by such banks as may be appointed by the Original Lender in consultation with the Borrower to leading banks in the Tokyo interbank market,

Exhibit 10.1
as of the Specified Time on the Quotation Day for the offering of deposits in Japanese Yen and for a period comparable to the Interest Period for that Loan and, if any such applicable Screen Rate or arithmetic mean is below zero, TIBOR will be deemed to be zero.
"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests).
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)
an "authorised signatory" means a person that has been duly authorised by another person (the "other person") to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(iv)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced from time to time and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument and including any waiver or consent granted in respect of any term of any Finance Document from time to time;

(v)
a "guarantee" also includes an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and "guaranteed" and "guarantor" shall be construed accordingly);

Exhibit 10.1
(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and
(x)	a time of day is a reference to Tokyo time.
(b)	Any reference in this Agreement to "Japanese Yen", "Yen", and "¥" is to the lawful currency of Japan.
(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
(f)
The "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Lender's spot rate of exchange for the purchase of the first currency with the second currency at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Lender may from time to time reasonably determine to be appropriate in the circumstances).

1.3	Third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

Exhibit 10.1
SECTION 2
THE FACILITY
2.	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lender makes available to the Borrower a revolving loan facility in Japanese Yen in an aggregate amount equal to the Commitments.
2.2	Acts of the Borrower
(a)	The liabilities of the Borrower or the Guarantor under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Borrower;
(ii)	the Borrower acting (or purporting to act) in any respect outside any authority conferred upon it by the Guarantor; or
(iii)	any actual or purported failure by, or inability of, the Borrower to inform the Guarantor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Borrower and the Guarantor, those of the Borrower shall prevail.
3.	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility for its working capital and general corporate purposes, including refinancing in full of all indebtedness under the Existing BTMU Credit Agreements.
3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrowe r promptly upon being so satisfied.
4.2	Further conditions precedent
The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 7.2 (Change of control) has occurred; and

Exhibit 10.1
(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Loans
(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.
(b)	A Borrower may not request that a Loan be divided.

Exhibit 10.1
SECTION 3
UTILISATION
5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);
(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and
(iv)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be Japanese Yen.
(b)	The amount of the proposed Loan must be:
(i)	a minimum of ¥1,000,000 or, if less, the Available Facility; or
(ii)	in any event such that it is less than or equal to the Available Facility.
5.4	Availability of Loans
(a)
If the conditions set out in Clause 4 (Condition of Utilisation) and Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, and subject to Clause 6.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
5.5	Cancellation of Available Facility
The Commitments which, at that time, are unutilised shall be immediately cancelled at 5p.m. on the last day of the Availability Period.

Exhibit 10.1
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT
6.1	Repayment of Loans
(a)	The Borrower shall repay each Loan on the last day of its Interest Period.
(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if:
(i)	One or more Loans are to be made available to the Borrower:
(A)	on the same day that a maturing Loan is due to be repaid by the Borrower;
(B)	in the same currency as the maturing Loan; and
(C)	in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)
the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Original Lender to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)	the Borrower will only be required to make a payment under Clause 25.1 (Payments to the Lender) in an amount in the relevant currency equal to that excess; and
(2)	each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 25.1 (Payments by the Lender) in respect of its participation in the new Loans; and
(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)	the relevant Borrower will not be required to make a payment under Clause 25.1 (Payments to the Lender); and
(2)	each Lender will be required to make a payment under Clause 25.1 (Payments by the Lender) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

Exhibit 10.1
7.	PREPAYMENT AND CANCELLATION
7.1	Illegality
If, in any applicable jurisdiction, it is, or will become unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:
(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;
(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and
(c)
the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control
(a)	If a Change of Control occurs:
(i)	the Borrower shall promptly notify the Lender upon becoming aware of such Change of Control;
(ii)	the Lender shall not be obliged to fund a Utilisation; and
(iii)
the Lender may, by not less than 5 days' notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	a "Change of Control" will occur if:
(i)	The Guarantor does not or ceases to hold, legally and beneficially:
(A)	more than 50.1 per cent. of the issued share capital of the Borrower; or
(B)	issued share capital having the right to cast more than 50.1 per cent. of the votes capable of being cast in general meetings of the Borrower; or
(C)	the right to determine the composition of the majority of the board of directors or equivalent body of the Borrower; or
(ii)	The Guarantor does not or ceases to have power to manage or direct the Borrower through ownership of share capital, by contract or otherwise;
(iii)	any person or group of persons acting in concert owns and controls more than 50 per cent. of the issued voting share capital of the Guarantor, where "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition and/or ownership of voting shares in the Guarantor, to obtain or consolidate control (directly or indirectly) of the Guarantor, provided that persons voting in the same or consistent manner at any general meeting of the Guarantor will not be considered to be acting in concert by virtue only of exercising their votes in such manner.

Exhibit 10.1
7.3	Voluntary cancellation
The Borrower may, if it gives the Lender not less than 5 Business Days' prior notice, cancel the whole or any part (being a minimum amount of JPY100,000,000) of the Available Commitment.
7.4	Voluntary prepayment of Loans
The Borrower may, if it gives the Lender not less than 5 Business Days' prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of JPY1,000,000).
7.5	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(d)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
(e)	Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.
(f)
If all or part of a Loan under the Facility is repaid or prepaid and is not available for redrawing, an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

Exhibit 10.1
SECTION 5
COSTS OF UTILISATION
8.	INTEREST
8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	TIBOR.
8.2	Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).
8.3	Default interest
(a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the sum of 2 per cent. and the rate which would have applied if the Unpaid Sum had not become due.
(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest
The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.
8.5	Usury saving
Notwithstanding anything to the contrary in this Agreement, if at any time a Rate of Interest that would otherwise be payable by any Obligor established in Japan in respect of a Facility exceeds the limitation on the Rate of Interest prescribed under the Japanese Usury Laws, then the Borrower's obligation to pay such Rate of Interest shall be limited to the maximum Rate of Interest permissible under such Japanese Usury Laws. For the purposes of this Clause 8.5 only, the term "Rate of Interest" means the rate of interest calculated by taking into consideration interest, default interest, fees and any other amounts which are deemed to be interest (risoku) under Japanese Usury Laws.

Exhibit 10.1
9.	INTEREST PERIODS
9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Lender by the Borrower not later than the Specified Time.
(c)	If the Borrower fails to deliver a Selection Notice to the Lender in accordance with paragraph (b) above, the relevant Interest Period will be one Month.
(d)	Subject to this Clause 9, the Borrower may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Lender.
(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(f)	Each Loan has one Interest Period only which shall start on the Utilisation Date of that Loan.
9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Market disruption
(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)
the rate notified to the Borrower by the Lender as soon as practicable and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means:
(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Lender is unable to provide a quotation to determine TIBOR for Japanese Yen for the relevant Interest Period; or

(ii)
before noon (Tokyo time) on the business day immediately following the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Lender that the cost to it of funding that Loan from whatever source it may reasonably select would be in excess of TIBOR.

Exhibit 10.1
10.2	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.
(c)
For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.3	Break Costs
(a)
The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	FEES
11.1	Commitment fee
(a)
The Borrower shall pay to the Lender a fee in Japanese Yen computed at the Applicable Commitment Fee Rate on the Lender's Available Commitment at close of business (in the principal financial centre of the country of the relevant currency) on each day of the relevant Availability Period (or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day).

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Lender's Commitment at the time the cancellation is effective.

11.2	Arrangement fee
The Borrower shall pay to the Lender an arrangement fee of 0.05 per cent. of the Total Commitments within 5 days from the date of this Agreement or on the first Utilisation Date (if earlier).

Exhibit 10.1
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means an increased payment made by an Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)
All payments to be made by the Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)
Without prejudice to Clause 12.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

Exhibit 10.1
(i)
any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated;

(ii)
any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located;

(iii)	any Tax relating to a FATCA Deduction required to be made by a Party.
(b)	If the Lender intends to make a claim under paragraph (a) it shall notify the Borrower of the event giving rise to the claim.
12.4	Tax Credit
If the Borrower makes a Tax Payment and the Lender determines that:
(a)	a Tax Credit is attributable either to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	the Lender has obtained and utilised that Tax Credit on a consolidated group basis,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.
12.5	Stamp taxes
The Borrower shall:
(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and
(b)
within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration and other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect tax
(a)
All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)
Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

Exhibit 10.1

12.7	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

13.	INCREASED COSTS
13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III. The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

"Basel III" means:
(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Increased Costs" means:
(i)
a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

Exhibit 10.1
which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
(a)	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs), it shall notify the Borrower of the event giving rise to the claim.
(b)	The Lender shall, together with its demand, provide a certificate confirming the amount and the basis of calculation of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).
14.	OTHER INDEMNITIES
14.1	Currency indemnity
(a)
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
The Borrower shall, within 10 Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

Exhibit 10.1
(a)	the occurrence of any Event of Default;
(b)	any information produced or approved by the Borrower being or being alleged to be misleading or deceptive in any respect;
(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under the Finance Documents;
(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;
(e)
funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by the Lender alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Lender
The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.
15.	MITIGATION BY THE LENDER
15.1	Mitigation
(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

Exhibit 10.1
16	COSTS AND EXPENSES
16.1	Transaction expenses

The Borrower shall, within 10 Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs
If the Borrower requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

Exhibit 10.1
SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	REPRESENTATIONS
The Borrower makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.
17.1	Status
(a)	It is a corporation (kabushiki kaisha), duly incorporated and validly existing under Japanese law.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

17.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;
(b)	its or any of its Subsidiaries' constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets, nor result in the existence of, or oblige it to create, any Security over any of its assets.
17.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
17.5	Validity and admissibility in evidence
All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and
(c)	to enable it and its Subsidiaries to carry on its or their business, and which are material.
17.6	Governing law and enforcement
(a)	The choice of English law as the governing law of the Finance Documents (other than the Guarantee Agreement) will be recognised and enforced in its jurisdiction of incorporation.

Exhibit 10.1
(b)	Any judgment obtained in Pennsylvania in relation to the Finance Documents (other than the Guarantee Agreement) will be recognised and enforced in its jurisdiction of incorporation.
17.7	Deduction of Tax
It is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
17.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save for any tax or fee payable in relation to the execution of this Agreement in a maximum amount of JPY400,000 which will be paid as soon as reasonably practicable upon the execution and delivery of this Agreement.
17.9	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

17.10	No misleading information
(a)
Any factual information provided by or on behalf of any member of the Group in relation to any Finance Document was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(c)
Nothing has occurred or been omitted from the factual information referred to in paragraphs (a) and (b) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

17.11	Financial statements
(a)
The Original Financial Statements were prepared in accordance with the requirements of section 8.3.1 (Quarterly Financial Statements) and section 8.3.2 (Annual Financial Statements) of the Existing Parent Credit Agreement.

(b)	There has been no material adverse change in its business or financial condition since 31 December, 2012.
17.12	Pari passu ranking
(a)
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Exhibit 10.1
17.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.
17.14	Title
It is the absolute legal and beneficial owner and has good and marketable title to its assets, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents and the Security granted in respect of the Existing BTMU Credit Agreements.
17.15	Environmental laws and licences
It and each of its Subsidiaries has:
(a)	complied with all Environmental Laws to which it may be subject;
(b)	obtained all Environmental Licences required in connection with its business and has complied with the terms of those Environmental Licences;
(c)	disclosed all budgeted investment expenditure or works necessary to ensure compliance with any Environmental Laws or Environmental Licences;
(d)	procured that any products or components it supplies are compliant with applicable Environmental Laws of the markets on which such products or components are placed; and
(e)	disclosed all material environmental reports and other assessments in its possession commissioned from external consultants within the last 3 years which relate to its business, in each case where failure to do so might have a Material Adverse Effect and there are to its knowledge no circumstances that would be reasonably likely to prevent or materially interfere with such compliance in the future.
17.16	Environmental releases
Except as disclosed to the Lender in writing, no:
(a)
property currently or previously occupied or owned by it or any of its Subsidiaries (including any offsite waste management or disposal location operated or owned at any time by it or any of its Subsidiaries) is or was contaminated with any Hazardous Substance or in a contaminated state during its period of occupation or ownership; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, onto, under or from that property, in each case in circumstances where this might have a Material Adverse Effect.
17.17	Solvency
(a)
The Borrower is not insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts nor, in any such case, will it become so in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

Exhibit 10.1
(b)
The Borrower has not taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 20.6 (Insolvency proceedings).

17.18	Commitment Line Law
As at the date of this Agreement, the Borrower is a corporation satisfying the requirements of Article 2, paragraph 1 of the Commitment Line Law (tokutei yushiwaku keiyaku ni kansuru houritsu).
17.19	Authorised signatures
Any person specified as its authorised signatory under Schedule 1 (Conditions precedent) or paragraph (d) of Clause 18.1 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.
17.20	No immunity
Neither it nor any of its assets are immune to any legal action or proceeding taken in the jurisdictions applicable to it in relation to this Agreement. Its entry into the Finance Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.
17.21	No adverse consequences
(a)
To the best of its knowledge (after due and careful enquiry), it is not necessary under the law of its jurisdiction of incorporation nor, in relation to any Finance Document, under the governing law of that Finance Document:

(i)	in order to enable the Lender to enforce rights under any Finance Document; or
(ii)	by reason of the execution of any Finance Document or the performance by the Lender of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction.
(b)
To the best of its knowledge (after due and careful enquiry), the Lender is not nor will be deemed to be resident, domiciled or carrying on business in any such jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

17.22	US Anti-Terrorism Laws
It, and to the best of its knowledge, each of its Subsidiaries:
(a)	has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws;
(b)	is not a Designated Person; and
(c)
will not use any part of the proceeds from any Utilisation on behalf of any Designated Person or will otherwise use, directly by it or indirectly through any Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

Exhibit 10.1
17.23	US Governmental Regulation

It will not use any part of the proceeds from any Utilisation, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

17.24	Anti-Social Group and Anti-Social Conduct

No member of the Group nor any person who is a director or authorised representative of a member of the Group belongs to or is associated with an Anti-Social Group, have an Anti-Social Relationship or has engaged in Anti-Social Conduct, either by themselves or through third parties.

17.25	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
18.1	Information: miscellaneous
The Borrower shall supply to the Lender:
(a)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request; and
(b)	promptly, notice of any change in authorised signatories of the Borrower signed by a director or company secretary of the Borrower accompanied by specimen signatures of any new authorised signatories.
18.2	Notification of default
(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by an authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.3	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of the Borrower after the date of this Agreement; or

Exhibit 10.1
(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement, obliges the Lender (or, in the case of paragraph (iii) above, any prospective new lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
19.	GENERAL UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
19.1	Authorisations
(a)	The Borrower shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)	supply certified copies to the Lender of,
any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
19.2	Compliance with laws
The Borrower shall comply in all respects with all laws to which it may be subject (including without limitation, anti-money laundering laws), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.
19.3	US Anti-Terrorism Laws
(a)	The Borrower shall not engage in any transaction that violates in any material respect any of the applicable prohibitions set forth in any Economic Sanctions Law applicable to the Borrower.
(b)
None of the funds or assets of the Borrower or its Subsidiaries that are used to repay the Facility shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law, and no Designated Person shall have any direct or indirect interest in the Borrower insofar as such interest would violate any Economic Sanctions Laws applicable to the Borrower.

(c)
The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Exhibit 10.1
19.4	Anti-Social Group and Anti-Social Conduct
(a)
The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), nor any person who is a director or authorised representative of a member of the Group shall belong to or be associated with an Anti-Social Group, have an Anti-Social Relationship or engage in Anti-Social Conduct, either by themselves or through third parties (including the disposal of shares of any member of the Group to an Anti-Social Group).

(b)
The Borrower shall not make (and shall ensure that no member of the Group will make) any claim against any Finance Party for any damages or losses suffered or incurred as a result of the Finance Parties exercising their rights under this Agreement as a result of any breach of paragraph (a) above or any misrepresentation in connection with Clause 17.24 (Anti-Social Group and Anti-Social Conduct).

19.5	Conditions subsequent
The Borrower shall deliver all of the documents and other evidence required by Schedule 2 (Conditions subsequent) within the timeframes set out thereunder.
20.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 20 is an Event of Default (save for Clause 20.16 (Acceleration)).
20.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within 10 Business Days of its due date.
20.2	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment)).
(b)
At any time while Bank of America, N.A. is not a lender under the Existing Parent Credit Agreement, the Guarantor does not comply with any term, condition or provision of section 8 (Covenants) of the Existing Parent Credit Agreement in any respect.

(c)
No Event of Default under paragraph (a) above in relation to Clause 19.1 (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

Exhibit 10.1
20.3	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation: (i) is capable of remedy; and (ii) are remedied within five Business Days of the earlier of the Lender giving notice in writing and the Borrower becoming aware of such misrepresentation.
20.4	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).
(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur:
(i)
under this Clause 20.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies); nor

(ii)
under paragraphs (b) to (d) inclusive of this Clause 20.4 where the circumstances described thereunder arise as a result of an event of default (howsoever described) under the Existing Parent Credit Agreement (a Parent Agreement EoD):

(A)	during the Suspension Period relating to that Parent Agreement EoD; nor
(B)
after the lapse of such Suspension Period, if that Parent Agreement EoD has been waived prior to the expiry of such Suspension Period in accordance with the terms of the Existing Parent Credit Agreement with the support of Bank of America, N.A. as lender thereunder, provided that, this subparagraph (ii) will only apply for as long as Bank of America, N.A. continues to be a lender under the Existing Parent Credit Agreement.
For the purposes of this Clause 20.4, a Suspension Period means, in relation to a Parent Agreement EoD, a period beginning from and including the date of the occurrence of such Parent Agreement EoD to and including the date falling 30 days after such date.

Exhibit 10.1
20.5	Insolvency
(a)
A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.
20.6	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;
(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

This Clause 20.6 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.
20.7	Judgments, creditors' process
(a)	A member of the Group fails to comply with or pay any sum due from it under any final judgment or any final order made or given by a court of competent jurisdiction.
(b)
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of JPY 10,000,000 (or its equivalent) and is not discharged within 30 days.

20.8	Ownership of the Obligors
An Obligor (other than the Guarantor) is not or ceases to be a Subsidiary of the Guarantor.
20.9	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

Exhibit 10.1
20.10	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
20.11	Guarantees
Any guarantee in any Finance Document is not in full force and effect.
20.12	Moratorium on External Indebtedness
The government of Japan, central bank of Japan or any Governmental Agency of Japan declares a moratorium, standstill or similar suspension of payments in respect of its External Indebtedness or the External Indebtedness of any person incorporated, domiciled, resident or situated in Japan.
20.13	Expropriation
Any governmental or other authority (whether de jure or de facto) nationalises, compulsorily acquires, expropriates or seizes all or any part of the business or assets of any Obligor or any other member of the Group.
20.14	Material Litigation
Any litigation, arbitration, investigative or administrative proceeding is current, pending or threatened:
(a)	to restrain an Obligor’s entry into, the exercise of any of the Obligor’s rights under, or compliance by any Obligor with any of its obligations under, the Finance Documents; or
(b)	which the Lender otherwise determines has (or might, if adversely determined, have) a Material Adverse Effect.
20.15	Material adverse change
An event occurs which is reasonably likely to have a Material Adverse Effect.
20.16	Acceleration
On and at any time after the occurrence of an Event of Default the Lender may by notice to the Borrower:
(a)	cancel the Commitment whereupon it shall immediately be cancelled;
(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

Exhibit 10.1
SECTION 8
CHANGES TO PARTIES
21.	CHANGES TO THE LENDER
21.1	Assignments and transfers by the Lender
Subject to this Clause 21 and provided that 45 days’ written notice is given to the Borrower, the Lender (the "Existing Lender") may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,
under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
21.2	Conditions of assignment or transfer
(a)	If:
(i)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
21.3	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 21, the Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

Exhibit 10.1
(ii)
require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

22.	CHANGES TO THE BORROWER
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Exhibit 10.1
SECTION 9
THE LENDER
23.	CONDUCT OF BUSINESS BY THE LENDER
No provision of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
24.	LENDER'S MANAGEMENT TIME
Any amount payable to the Lender under Clause 14.3 (Indemnity to the Lender) and Clause 16 (Costs and expenses) shall include the cost of utilising the Lender’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrower.

Exhibit 10.1
SECTION 10
ADMINISTRATION
25.	PAYMENT MECHANICS
25.1	Payments to the Lender
(a)
On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender may notify to the Borrower by not less than five Business Days’ notice.

25.2	Payments by the Lender
(a)
On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Borrower may notify to the Lender in the relevant Utilisation Request or Selection Notice.

25.3	Distributions to the Borrower
The Lender may (with the consent of the Borrower or in accordance with Clause 26 (Set-off)) apply any amount payable by it to the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
25.4	Partial payments
(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in any order selected by the Lender.

(b)	Paragraph (a) above will override any appropriation made by the Borrower.
25.5	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
25.6	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

Exhibit 10.1
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
25.7	Currency of account
(a)	Subject to paragraphs (b) to (e) below, Japanese Yen is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than Japanese Yen shall be paid in that other currency.
25.8	Disruption to Payment Systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:
(a)
the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)
the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 31 (Amendments and Waivers); and

(d)
the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 25.8.

26.	SET-OFF
The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

Exhibit 10.1
27.	NOTICES
27.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
27.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below; and
(b)	in the case of the Lender, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days' notice.
27.3	Delivery
(a)	Any communication or document made or delivered by the Lender to another Party under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

27.4	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

Exhibit 10.1
28	CALCULATIONS AND CERTIFICATES
28.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.
28.2	Certificates and determinations
Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
28.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the London interbank market or any other relevant interbank market differs, in accordance with that market practice.
29.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
30.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any of the Finance Documents on the part of the Lender shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
31.	AMENDMENTS AND WAIVERS
No term of any of the Finance Documents may be amended or waived without the prior consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.
32.	CONFIDENTIALITY
32.1	Confidential Information
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Exhibit 10.1
32.2	Disclosure of Confidential Information
The Lender may disclose:
(a)
to any of its Affiliates, head office and any other branch and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider reasonably appropriate and necessary if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)
appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 21.3 (Security over Lender’s rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;
in each case, such Confidential Information as the Lender shall consider appropriate if:

Exhibit 10.1
(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

32.3	Entire agreement
This Clause 32 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
32.4	Inside information
The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Lender undertakes not to use any Confidential Information for any unlawful purpose.

Exhibit 10.1
32.5	Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 32.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.
32.6	Continuing obligations
The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve months from the earlier of:
(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.
33.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Exhibit 10.1
SECTION 11
GOVERNING LAW AND ENFORCEMENT
34.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
35.	ENFORCEMENT
35.1	Jurisdiction
(a)
The courts of the Commonwealth of Pennsylvania sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania, and any appellate court from any thereof, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts referred to in paragraph (a) above are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)
This Clause 35.1 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

35.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
(a)	irrevocably appoints the Guarantor as its agent for service of process in relation to any proceedings before the courts referred to in paragraph (a) in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.
35.3	Consent to Enforcement etc.
The Borrower irrevocably and generally consents in respect of any proceedings anywhere in connection with any Finance Document to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings

Exhibit 10.1

35.4	Waiver of Immunity
The Borrower irrevocably agrees that, should any Party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise in connection with any Finance Document), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Exhibit 10.1

SCHEDULE 1
Conditions precedent

1.	Obligors
(a)	A copy of the constitutional documents of each Obligor.
(b)	A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)
in the case of a Guarantor, resolving that it is in the best interests of the relevant guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in a form designated by the Lender (inkan todoke).
(d)	A certificate of the Borrower (signed by a director) confirming that:
(i)	each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;
(ii)	borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on the Borrower to be exceeded;
(e)	A certificate of the Guarantor (signed by a director) confirming that:
(i)	each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;
(ii)	guaranteeing the Commitment would not cause any guaranteeing or similar limit binding on the Guarantor to be exceeded.
2.	Legal opinions
(a)
A legal opinion of Freshfields Bruckhaus Deringer, legal advisers to the Lender in England and Wales, as to the enforceability of this Agreement, substantially in the form agreed by the Lender prior to signing this Agreement.

(b)
A legal opinion of Anderson Mori & Tomotsune, legal advisers to the Borrower in Japan, as to the capacity and authority of the Borrower, substantially in the form agreed by the Lender prior to signing this Agreement.

Exhibit 10.1
3.	Finance documents
A copy of each Finance Document duly executed by the parties thereto, including:
(a)	this Agreement; and
(b)	the Guarantee Agreement.
4.	Other documents and evidence
(a)	The Original Financial Statements.
(b)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.
(c)
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)
Confirmation that the Lender has carried out and is satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(e)	Evidence that any process agent referred to in Clause 35.2 (Service of process), has accepted its appointment.

Exhibit 10.1
SCHEDULE 2
Conditions subsequent

1.
No later than one day from the first Utilisation Date, evidence that all Financial Indebtedness in connection with the Existing BTMU Credit Agreements (including any commitments thereunder) has been fully, finally and irrevocably cancelled and discharged.

2.	No later than 30 days from the first Utilisation Date, evidence that all Security granted in connection with the Existing BTMU Credit Agreements has been fully, finally and irrevocably released.

Exhibit 10.1
SCHEDULE 3
Requests
PART I
Utilisation Request

From:            Calgon Carbon Japan KK
To: Bank of America, N.A., Tokyo branch
Dated:
Dear Sirs
Calgon Carbon Japan KK – JPY2,000,000,000 Facility Agreement
dated [•] (the "Agreement")
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[•] or, if that is not a Business Day, the next Business Day)
Amount:	[•] or, if less, the Available Commitment
Interest Period:	[•]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.

Yours faithfully
…………………………………
authorised signatory for
Calgon Carbon Japan KK

Exhibit 10.1
PART II
Selection Notice

From:            Calgon Carbon Japan KK
To: Bank of America, N.A., Tokyo branch
Dated:
Dear Sirs
Calgon Carbon Japan KK – JPY2,000,000,000 Facility Agreement
dated [•] (the "Agreement")
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following Loan[s] with an Interest Period ending on [•].*
3.	We request that the next Interest Period for the above Loan[s] is [•].**
4.	This Selection Notice is irrevocable.

Yours faithfully
…………………………………
authorised signatory for
Calgon Carbon Japan KK

*	Insert details of all Loans which have an Interest Period ending on the same date.

**	Use this option if sub-division is not required.

Exhibit 10.1

SCHEDULE 4
Timetables

"D –    “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	D – 3* 10:00 a.m.

TIBOR is fixed	Quotation Day as of 11:00 a.m. (Tokyo time)]

* If Business Day specified will fall on or after the relevant Quotation Day, then the Specified Time shall be 10.00 a.m. or 1.00 p.m. (as applicable) on the Business Day immediately preceding the Quotation Day.

Exhibit 10.1

SCHEDULE 5
Variable pricing based on Leverage Ratio

Level	Leverage Ratio	Margin	Commitment Fee
I	Less than or equal to 1.25 to 1	1.00%	0.15%
II	Greater than 1.25 to 1.0 but less than or equal to 1.75 to 1.0	1.25%	0.175%
II	Greater than 1.75 to 1.0 but less than or equal to 2.25 to 1.0	1.50%	0.20%
IV	Greater than 2.25 to 1.0 but less than or equal to 2.75 to 1.0	1.75%	0.225%
V	Greater than 2.75 to 1.0	2.00%	0.25%

For the purposes of determining the Margin and the Applicable Commitment Fee Rate:
(a)
The Margin and the Applicable Commitment Fee Rate shall be determined on the date of the first Utilisation Request based on the Leverage Ratio computed on such date pursuant to the most recent Compliance Certificate.

(b)
The Margin and the Applicable Commitment Fee Rate shall be recomputed as of the end of each fiscal quarter of the Guarantor ending after the date of the first Utilisation Request based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Margin and the Applicable Commitment Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered.  If a Compliance Certificate is not delivered when due, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Exhibit 10.1

(c)	If, as a result of any restatement of or other adjustment to the financial statements of the Guarantor or for any other reason, the Borrower or the Lender determines that (i) the Leverage Ratio as calculated as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under Clause 8.3 (Default Interest) or Clause 20 (Events of Default). The Borrower’s obligations under this paragraph shall survive the date on which all amounts payable by the Borrower under or in connection with this Agreement (other than any amount payable pursuant to this paragraph) have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

Exhibit 10.1

Signature Page
The Borrower
Calgon Carbon Japan KK
Address: Central Building 8F
1-5, Kyobashi 1-chome, Chuo-ku,
Tokyo 104-0031,
Japan
Fax No: +81-3-5205-0660
Attention: Taro Uesugi, Finance & Accounting
By: /s/ Taro Uesugi

Exhibit 10.1

Signature Page
The Lender
Bank of America, N.A., Tokyo Branch
Address: Nihonbashi 1-Chome, Mitsui Building
1-4-1 Nihonbashi, Chuo-ku,
Tokyo 103-0027
Fax No:+81-3-6758-5071
Attention: Nobuko Sugitani, Corporate Banking / Takami Hishiyama & Saki Hoshino, Loan Administration
By: /s/ Nobuko Sugitani